SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 3, 2016 Date of earliest event reported: January 29, 2016

SEQUENTIAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37656	47-4452789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 West 26th Street New York, NY		10001
(Address of principal executive offices)		(Zip Code)

(646) 564-2577

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

(e)

2015 Performance Bonuses

On January 29, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Sequential Brands Group, Inc. (the “Company”) reviewed the Company’s projected 2015 EBITDA results in contemplation of awarding each of Mr. Yehuda Shmidman, the Company’s Chief Executive Officer, and Mr. Gary Klein, the Company’s Chief Financial Officer, their annual cash performance bonus prior to the filing of the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2015. After due consideration, the Committee determined that the EBITDA targets established for each of Mr. Shmidman and Mr. Klein for fiscal year 2015 had been attained.

Therefore, in accordance with (1) Mr. Shmidman’s amended and restated employment agreement, dated as of April 14, 2015, and (2) Mr. Klein’s employment agreement, dated as of June 3, 2014, Mr. Shmidman was awarded a cash bonus representing 150% of his base salary in respect of his 2015 performance and Mr. Klein was awarded a cash bonus representing 60% of his base salary in respect of his 2015 performance, each payable on January 29, 2016.

In consideration of the early payment of each of Mr. Shmidman and Mr. Klein’s annual cash performance bonus, the Committee resolved that each of Mr. Shmidman and Mr. Klein would be required to repay the full amount of their respective cash bonus if the certification of the Company’s financial results and subsequent filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 demonstrated that the Company did not attain the 2015 EBITDA targets for fiscal year 2015.

Discretionary Bonus to Mr. Klein

On January 29, 2016, the Committee also awarded a $50,000 discretionary cash bonus payment to Mr. Klein in recognition of his contributions to the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 22, 2015, as amended, by and among the Company, SQBG, Inc., Martha Stewart Living Omnimedia, Inc., Singer Merger Sub, Inc. and Madeline Merger Sub, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENTIAL BRANDS GROUP, INC.

February 3, 2016	By:	/s/ Gary Klein
Chief Financial Officer